Exhibit 99.1

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	October 2, 2007
Investor Relations
(859) 527-8684
General Cable Issues $475.0 Million of Senior Convertible Notes Due 2012
HIGHLAND HEIGHTS, KENTUCKY — October 2, 2007 - General Cable Corporation (NYSE: BGC) (the “Company”) announced today that it has issued $475.0 million in aggregate principal amount of its 1.00% Senior Convertible Notes due 2012 (the “Notes”). This amount includes the initial purchaser’s exercise of an overallotment option granted by the Company to purchase $60.0 million in principal amount of the Notes on the same terms and conditions as those sold in the offering. The Company received approximately $461.6 million in net proceeds from the sale of the Notes after paying placement agent and other fees.
Interest on the Notes will be paid semiannually on April 15 and October 15, commencing April 15, 2008, at a rate of 1.00% per year. The Notes will be convertible into the Company’s common stock at a conversion rate of 11.9142 shares per $1,000 principal amount of Notes. This conversion rate is equivalent to an initial conversion price of approximately $83.93 per share. This represents a 27.5% premium over the $65.83 per share price, which was the last reported sale price of the Company’s common stock on the New York Stock Exchange on September 26, 2007, the date of pricing. The Notes are general unsecured obligations of the Company, and are guaranteed on an unsecured senior basis by certain of the Company’s existing domestic subsidiaries.
Prior to September 15, 2012, holders may convert their Notes under certain circumstances. On and after September 15, 2012, the notes will be convertible at any time prior to the close of business on the business day before the stated maturity date of the Notes. Upon conversion of a note, if the conversion value is $1,000 or less, holders will receive an amount in cash in lieu of common stock equal to the lesser of $1,000 or the conversion value of the number of shares of common stock equal to the conversion rate. If the conversion value exceeds $1,000, in addition to this cash payment, holders will receive, at the Company’s election, cash or common stock or a combination of cash and common stock for the excess amount.
The purpose of this offering was to fund a portion of the purchase price for the previously disclosed acquisition of the wire and cable business of Freeport-McMoRan Copper & Gold Inc. and related costs. If the acquisition is not consummated for any reason, the offering proceeds will be used for general corporate purposes, which may include funding the potential expansion of our business in the United States and into foreign countries and the acquisition of other complementary businesses.
The Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes, the subsidiary guarantees and the common stock issuable upon conversion of the Notes have not been registered under the

Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
With over $4 billion of annualized revenues and 9,000 employees, General Cable is a global leader in the development, design, manufacturer, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.
Certain statements in this press release, including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include reliance on the Company’s ability to successfully integrate the proposed acquisition and other acquisitions, costs associated with the proposed acquisition and other acquisitions; the receipt and timing of regulatory approvals for the proposed acquisition; the possibility that the acquisition will not close; the reaction of customers, suppliers and competitors to the proposed acquisition; general market perception of the proposed acquisition, diversion of management attention from other business concerns due to the proposed acquisition and other acquisitions; undisclosed or unanticipated liabilities and risks resulting from the proposed acquisition; increased indebtedness resulting from the funding of the proposed acquisition; operations in additional foreign countries and political instability in such countries; the ability to successfully identify and finance other acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; and the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; as well as the risks described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, as well as any current and periodic reports filed with the Commission subsequent to such date. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.